Exhibit 10.9

nStor Technologies, Inc.

October 31, 2004

Mr. H. Irwin Levy
1601 Forum Place
Suite 500
West Palm Beach, Florida  33417

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated June 27, 2002, as amended by the Second Note Modification Agreement on February 2, 2004, in the amount of $118,000, as amended on April 30, 2004 increasing the outstanding principal of the Note to $120,295, as amended on July 31, 2004 increasing the outstanding principal balance of the Note to $122,714, with a maturity date of October 31, 2004, (“Amended Note”), payable by nStor Technologies, Inc. to H. Irwin Levy, copies of which are attached hereto.

1)   The maturity date of the Amended Note is hereby extended from October 31, 2004 to January 15, 2005 (“Maturity”).

2)   Accrued and unpaid interest on the Amended Note through October 31, 2004 in the amount of $2,467 is hereby added to the $122,714 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $125,181 (the “New Principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

/s/ Todd Gresham                                                         Agreed By: /s/ H. Irwin Levy
Todd Gresham                                                                                     H. Irwin Levy
President

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